NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS
Double-digit Revenue, Operating and Net Income and
Earnings per Share Growth Delivered

•	Revenues up 10.9% to $397.2 million fueled by growth in Mortgage Origination Services and Data and Analytics segments.

•	Operating income up 22.2% to $55.3 million reflecting higher revenues and the benefit of operating leverage and cost reduction programs.

•	Adjusted EBITDA up 15.9% to $116.2 million; adjusted EBITDA margin of 29.3%, up 130 basis points.

•	Net income and diluted EPS from continuing operations up 18.1% to $34.2 million and 29.6% to $0.35 per share, respectively. Adjusted EPS of $0.45, up 40.6%.

•	Full-year common share repurchase target raised from 3 to 5 million shares; 2.9 million shares purchased during the first quarter.

•	Acquisition of Case-Shiller further solidifies CoreLogic's position as the leading insight provider on residential property trends and valuation.

Irvine, Calif., April 24, 2013 - CoreLogic (NYSE:CLGX), a leading residential property information, analytics and services provider, today reported financial results for the quarter ended March 31, 2013.

“CoreLogic is off to a very strong start in 2013. We delivered double-digit top-line growth by capitalizing on an expanding number of opportunity areas presented by a gradually improving housing market. We also boosted margins through our relentless focus on cost productivity," said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “Continued strengthening in U.S. housing market fundamentals, low interest rates and the recently announced HARP extension should support top-line growth at improving margins throughout the remainder of 2013. Over the course of the year, we expect to continue to aggressively reinvest in strategic growth areas and our technology transformation initiatives, and to return capital to our shareholders."

"We continue to transform CoreLogic into a higher-growth, higher-margin Company. During the first quarter, our Data and Analytics and Mortgage Origination segments accounted for about 85% of our revenues and continued to grow through product and service innovation, operating leverage and market share gains," added Frank Martell, Chief Financial Officer of CoreLogic. “Project 30 and our Technology Transformation Initiatives are an integral part of our transformation and continue to progress. Based on CoreLogic's continued strong financial performance and expected long-term benefits from implementing our strategic business plan we are raising our 2013 share repurchase target to 5 million shares in line with our long-established commitment to return capital to our shareholders."

First Quarter Financial Highlights

Consolidated first quarter revenues increased 10.9% to $397.2 million. Mortgage Origination Services segment (MOS) revenues grew 24.5% to $176.5 million primarily as a result of higher market demand for credit reports, tax services and flood certifications as well as market share gains by the tax services business. Data & Analytics segment (D&A) revenues rose 9.5% to $161.1 million driven principally by higher demand for property-related information and analytics as well as advisory services related to assisting clients with regulatory compliance. Asset Management and Processing Services segment (AMPS) revenues of $66.8 million were down 10.9% reflecting a double-digit drop in market volumes of delinquent loans and foreclosure starts as well as the impact of the exit of unprofitable product lines over the past twelve months.

Operating income totaled $55.3 million for the first quarter of 2013 compared with $45.2 million for the first quarter of 2012. The 22.2% increase in operating income was principally attributable to revenue gains in the MOS and D&A segments and improved MOS operating leverage which more than offset the impact of lower AMPS revenues and margins and investments in the Technology Transformation Initiative (TTI) which have no first quarter 2012 counterpart. The primary objective of the TTI is to convert the Company's existing technology infrastructure to a new platform which is expected to provide CoreLogic with new functionality, increased performance and a reduction in application management and development costs. First quarter 2013 expenses related to the TTI were $7.4 million, of which $5.2 million were non-cash charges.

First quarter 2013 operating income margins were 13.9% (15.8% excluding TTI costs discussed above) compared with 12.6% for the first quarter of 2012. Improved operating margins reflect the benefit of a shift in business mix toward higher-margin MOS and D&A revenues and well as ongoing cost reduction programs. First quarter 2013 cost reductions related to the Company's Project 30 program were approximately $4.8 million. Project 30 cost savings relate primarily to workforce productivity and cuts in spending on real estate and outside services.

Net income from continuing operations totaled $34.2 million, up 18.1% from the prior year. Diluted earnings per share (EPS) from continuing operations totaled $0.35 for the first quarter of 2013 compared with $0.27 in the first quarter of 2012. Adjusted diluted EPS totaled $0.45, which represented a $0.13 or 40.6% increase over the same 2012 period. Increases in EPS and adjusted EPS reflect higher revenue and profit margins as well as the impact of share repurchases during 2012 and 2013.

Adjusted EBITDA totaled $116.2 million in the first quarter 2013, up $15.9 million or 15.9% from first quarter 2012. First quarter 2013 adjusted EBITDA included cash investments of $2.2 million related to the launch of the TTI which had no 2012 counterpart. The Company's first quarter 2013 adjusted EBITDA margin was 29.3% compared with 28.0% in the first quarter of 2012. First quarter 2013 adjusted EBITDA margin excluding TTI cash investment was 29.8%. MOS adjusted EBITDA increased 34.1% to $72.5 million compared with prior-year levels driven by higher origination volumes, market share gains and operating leverage. D&A adjusted EBITDA totaled $45.7 million, a 6.9% increase from first quarter 2012 as growth in advisory services revenues and increased demand for property information and analytical solutions more than offset continued reinvestment in new product and service capabilities. Adjusted EBITDA attributable to AMPS was $7.7 million; 31.4% below prior year levels.

Liquidity and Capital Resources

At March 31, 2013, the Company had cash and cash equivalents of $125.6 million compared with $148.9 million at December 31, 2012. During the first quarter, the Company repurchased 2.9 million common shares for a total of $75.7 million. First quarter 2013 free cash flow (FCF) totaled $65.4 million, which represented 56.3% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets.

Total debt as of March 31, 2013 was $788.2 million, down $4.3 million from December 31, 2012. As of March 31, 2013, the Company had available capacity on its revolving credit facility of $500 million.

Case-Shiller Acquisition

On March 20, 2013, the Company acquired Case-Shiller from Fiserv, Inc. for approximately $6.0 million. Case-Shiller, one of the most widely recognized experts in home price trends and property valuation services, is a highly complementary addition to CoreLogic's existing residential property insights platform. The acquisition underscores CoreLogic's ongoing commitment to provide comprehensive data, analytics and services to financial services, government and real estate professionals. The acquisition is expected to be accretive to 2013 earnings.

Teleconference/Webcast

CoreLogic management will host a live webcast and conference call on Thursday, April 25, 2013, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-866-318-8616 for U.S./Canada callers or 617-399-5135 for international callers. The Conference ID for the call is 70198418.

Additional detail on the Company's first quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-888-286-8010 for U.S./Canada participants or 617-801-6888 for international participants using Conference ID 59123845.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading property information, analytics and services provider in the United States and Australia. The Company's combined data from public, contributory, and proprietary sources includes over 3.3 billion records spanning more than 40 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, transportation and government. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in seven countries. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's overall financial performance, including future revenue and profit growth, future margin improvement, future adjusted EBITDA and adjusted EPS performance, and future free cash flow generation and margin expansion, our ability to meet our 2013 business, strategic growth and financial objectives and generate longer-term positive returns including return on capital for our stockholders; the Company's full-year expected results and 2013 financial guidance; estimated future cost savings and the impact thereof; mortgage and housing market trends, including mortgage origination and mortgage delinquency volumes; net operating expense reductions, expected non-recurring cash and non-cash charges; and targeted cost reductions including Project 30 and the Technology Transformation Initiative. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended, as updated by our Quarterly Reports on Form 10-Q, including but not limited to: limitations on access to or increase in prices for data from various external sources; government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including the Consumer Financial Protection Bureau and with respect to the use of public records and consumer data; compromises in the security of our data transmissions, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally, together with our customer concentration and the impact of these factors thereon; our growth strategy and cost reduction plan and our ability to significantly decrease future allocated costs and other amounts in connection therewith; risks related to the outsourcing of services and our international operations; the inability to control the operations and dividend policies of our partially-owned affiliates; impairments in our goodwill or other intangible assets; and the restrictive covenants in the agreements governing certain of our outstanding indebtedness. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for, U.S. GAAP.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA and adjusted EPS provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other one-time adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 40%. Adjusted EPS is derived by dividing adjusted net income by diluted weighted shares. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
UNAUDITED

	For the Three Months Ended
	March 31,
(in thousands, except per share amounts)	2013	2012
Operating revenues	$397,168	$358,101
Cost of services (excluding depreciation and amortization shown below)	216,027	197,665
Selling, general and administrative expenses	91,053	85,718
Depreciation and amortization	34,814	29,491
Total operating expenses	341,894	312,874
Operating income	55,274	45,227
Interest expense:
Interest income	771	700
Interest expense	12,375	14,842
Total interest expense, net	(11,604)	(14,142)
Gain on investments and other, net	2,799	1,641
Income from continuing operations before equity in earnings of affiliates and income taxes	46,469	32,726
Provision for income taxes	21,058	13,238
Income from continuing operations before equity in earnings of affiliates	25,411	19,488
Equity in earnings of affiliates, net of tax	8,787	9,470
Net income from continuing operations	34,198	28,958
Loss from discontinued operations, net of tax	(656)	(8,967)
Loss from sale of discontinued operations, net of tax	—	(3,454)
Net income	33,542	16,537
Less: Net loss attributable to noncontrolling interests	(26)	(94)
Net income attributable to CoreLogic	$33,568	$16,631
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$34,224	$29,052
Loss from discontinued operations, net of tax	(656)	(8,967)
Loss from sale of discontinued operations, net of tax	—	(3,454)
Net income attributable to CoreLogic	$33,568	$16,631
Basic income/(loss) per share:
Net income from continuing operations	$0.35	$0.27
Loss from discontinued operations, net of tax	(0.01)	(0.08)
Loss from sale of discontinued operations, net of tax	—	(0.03)
Net income attributable to CoreLogic	$0.34	$0.16
Diluted income/(loss) per share:
Net income from continuing operations	$0.35	$0.27
Loss from discontinued operations, net of tax	(0.01)	(0.08)
Loss from sale of discontinued operations, net of tax	—	(0.03)
Net income attributable to CoreLogic	$0.34	$0.16
Weighted-average common shares outstanding:
Basic	97,113	106,594
Diluted	99,056	107,327

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	March 31,	December 31,
Assets	2013	2012
Current assets:
Cash and cash equivalents	$125,559	$148,858
Marketable securities	21,871	22,168
Accounts receivable (less allowance for doubtful accounts of $23,943 and $21,643 as of March 31, 2013 and December 31, 2012, respectively)	260,274	255,148
Prepaid expenses and other current assets	45,228	50,036
Income tax receivable	—	14,084
Deferred income tax assets, current	98,836	98,836
Assets of discontinued operations	791	794
Total current assets	552,559	589,924
Property and equipment, net	186,399	186,617
Goodwill, net	1,504,246	1,504,232
Other intangible assets, net	170,106	171,584
Capitalized data and database costs, net	324,216	322,289
Investment in affiliates, net	97,233	94,227
Restricted cash	22,158	22,117
Other assets	151,274	138,837
Total assets	$3,008,191	$3,029,827
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$181,921	$157,190
Accrued salaries and benefits	72,020	114,165
Income taxes payable	20,704	—
Deferred revenue, current	224,725	242,282
Current portion of long-term debt	104	102
Liabilities of discontinued operations	3,463	3,352
Total current liabilities	502,937	517,091
Long-term debt, net of current	788,048	792,324
Deferred revenue, net of current	342,731	309,418
Deferred income tax liabilities, long term	74,947	71,361
Other liabilities	166,546	168,687
Total liabilities	1,875,209	1,858,881

Equity:
CoreLogic stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 95,360 and 97,698 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	1	1
Additional paid-in capital	797,371	866,720
Retained earnings	351,662	318,094
Accumulated other comprehensive loss	(16,052)	(15,514)
Total CoreLogic stockholders' equity	1,132,982	1,169,301
Noncontrolling interests	—	1,645
Total equity	1,132,982	1,170,946
Total liabilities and equity	$3,008,191	$3,029,827

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED

	For the Three Months Ended
	March 31,
(in thousands)	2013	2012
Cash flows from operating activities:
Net income	$33,542	$16,537
Less: Loss from discontinued operations, net of tax	(656)	(8,967)
Less: Loss from sale of discontinued operations, net of tax	—	(3,454)
Net income from continuing operations	34,198	28,958
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	34,814	29,491
Provision for bad debt and claim losses	5,275	6,498
Share-based compensation	8,142	4,354
Excess tax benefit related to stock options	(2,321)	(56)
Equity in earnings of affiliates, net of taxes	(8,787)	(9,470)
Loss/(gain) on sale of property and equipment	8	(43)
Loss on early extinguishment of debt	—	326
Deferred income tax	3,342	3,113
Gain on investments and other, net	(2,799)	(1,641)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,521)	(8,393)
Prepaid expenses and other current assets	5,043	1,945
Accounts payable and accrued expenses	(22,554)	(10,904)
Deferred revenue	15,684	(7,795)
Income taxes	29,346	19,487
Dividends received from investments in affiliates	11,236	19,020
Other assets and other liabilities	(15,035)	(5,164)
Net cash provided by operating activities - continuing operations	93,071	69,726
Net cash used in operating activities - discontinued operations	(543)	(4,694)
Total cash provided by operating activities	$92,528	$65,032
Cash flows from investing activities:
Purchases of capitalized data and other intangible assets	(9,489)	(6,959)
Purchases of property and equipment	(18,150)	(13,519)
Cash paid for acquisitions, net of cash acquired	(7,027)	—
Purchases of investments	(2,351)	—
Proceeds from sale of subsidiary and other decreases in noncontrolling interest, net	800	—
Proceeds from sale of property and equipment	—	45
Change in restricted cash	(40)	(186)
Net cash used in investing activities - continuing operations	(36,257)	(20,619)
Net cash provided by investing activities - discontinued operations	—	239
Total cash used in investing activities	$(36,257)	$(20,380)
Cash flows from financing activities:
Repayment of long-term debt	(4,400)	(52,247)
Proceeds from issuance of stock related to stock options and employee benefit plans	4,621	187

Minimum tax withholding paid on behalf of employees for restricted stock units	(6,436)	—
Shares repurchased and retired	(75,676)	—
Distribution to noncontrolling interests	—	(10)
Excess tax benefit related to stock options	2,321	56
Net cash used in financing activities - continuing operations	(79,570)	(52,014)
Net cash provided by financing activities - discontinued operations	—	1
Total cash used in financing activities	$(79,570)	$(52,013)
Net decrease in cash and cash equivalents	(23,299)	(7,361)
Cash and cash equivalents at beginning of period	148,858	259,266
Less: Change in cash and cash equivalents - discontinued operations	(543)	(4,454)
Plus: Cash swept to discontinued operations	(543)	—
Cash and cash equivalents at end of period	$125,559	$256,359

Please refer to the full Form 10-K filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended March 31, 2013
(in thousands)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$24,462	$50,555	$7,010	$(35,558)	$—	$46,469
Pretax equity in earnings	637	13,447	—	145	—	14,229
Depreciation & amortization	19,552	6,669	673	7,920	—	34,814
Total interest expense	(157)	130	(47)	11,678	—	11,604
Stock-based compensation	1,183	1,716	39	5,203	—	8,141
Efficiency investments	—	—	—	915	—	915
Adjusted EBITDA	$45,677	$72,517	$7,675	$(9,697)	$—	$116,172

	For the three months ended March 31, 2012
(in thousands)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$23,239	$30,706	$10,491	$(31,725)	$15	$32,726
Pretax equity in earnings	644	14,856	—	—	—	15,500
Depreciation & amortization	17,746	7,080	795	3,885	(15)	29,491
Total interest expense	298	298	(74)	13,620	—	14,142
Stock-based compensation	797	1,135	(18)	2,440	—	4,354
Efficiency investments	—	—	—	4,035	—	4,035
Adjusted EBITDA	$42,724	$54,075	$11,194	$(7,745)	$—	$100,248

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS

	For the three months ended March 31, 2013
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$24,462	$50,555	$7,010	$(35,558)	$—	$46,469
Pretax equity in earnings	637	13,447	—	145	—	14,229
Stock-based compensation	1,183	1,716	39	5,203	—	8,141
Efficiency investments	—	—	—	915	—	915
Accelerated depreciation on TTI	—	—	—	4,375	—	4,375
Adjusted pretax income from continuing operations	$26,282	$65,718	$7,049	$(24,920)	$—	$74,129
Tax provision (40% rate)						29,652
Less: Net loss attributable to noncontrolling interests						(26)
Adjusted net income attributable to CoreLogic						$44,503
Weighted average diluted common shares outstanding						99,056
Adjusted diluted EPS						$0.45

	For the three months ended March 31, 2012
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$23,239	$30,706	$10,491	$(31,725)	$15	$32,726
Pretax equity in earnings	644	14,856	—	—	—	15,500
Stock-based compensation	797	1,135	(18)	2,440	—	4,354
Efficiency investments	—	—	—	4,035	—	4,035
Adjusted pretax income from continuing operations	$24,680	$46,697	$10,473	$(25,250)	$15	$56,615
Tax provision (40% rate)						22,646
Less: Net income attributable to noncontrolling interests						(94)
Adjusted net income attributable to CoreLogic						$34,063
Weighted average diluted common shares outstanding						107,327
Adjusted diluted EPS						$0.32